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                                                                    EXHIBIT 12.3

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                      YEARS ENDED DECEMBER 31,
                                                                ------------------------------------
                                                                1998    1997    1996    1995    1994
                                                                ----    ----    ----    ----    ----
                                                                       (DOLLARS IN MILLIONS)
Income from continuing operations...........................    $116    $234    $ 82    $ 90    $145
Add:
  Interest..................................................      69      58      60      44      33
  Portion of rentals representative of interest factor......      10      10      12      11      11
  Preferred stock dividend requirements of majority-owned
     subsidiaries...........................................      27      21      21      23      --
  Income tax expense and other taxes on income..............      13      80      79      91      52
  Amortization of interest capitalized......................      --      --      --      --      --
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........      --      --      --      --      --
                                                                ----    ----    ----    ----    ----
       Earnings as defined..................................    $235    $403    $254    $259    $241
                                                                ====    ====    ====    ====    ====
Interest....................................................    $ 69    $ 58    $ 60    $ 44    $ 33
Interest capitalized........................................      --      --      --      --       1
Portion of rentals representative of interest factor........      10      10      12      11      11
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................      30      16      37      44      --
                                                                ----    ----    ----    ----    ----
       Fixed charges as defined.............................    $109    $ 84    $109    $ 99    $ 45
                                                                ====    ====    ====    ====    ====
Ratio of earnings to fixed charges..........................    2.16    4.80    2.33    2.62    5.36
                                                                ====    ====    ====    ====    ====
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